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                                                                    EXHIBIT 23.1

                               CONSENT OF KPMG LLP

The Board of Directors
Avistar Communications Corporation:

     We consent to the incorporation by reference in the registration statements (Nos. 333-43944 and 333-63914) on Form S-8 of Avistar Communications Corporation of our report dated January 17, 2003, except as to Note 3, which is as of March 10, 2003, with respect to the consolidated balance sheet of Avistar Communications Corporation and subsidiaries as of December 31, 2002 and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended, and the related financial statement schedule, which report appears in the December 31, 2002 Annual Report on Form 10-K of Avistar Communications Corporation.

                                    KPMG LLP

Mountain View, California
March 24, 2003